Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 61 to the Registration Statement on Form N-1A of Fidelity Summer Street Trust: Fidelity Capital & Income Fund of our report dated June 14, 2002 on the financial statements and financial highlights included in the April 30, 2002 Annual Report to Shareholders of Fidelity Capital & Income Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 24, 2002